EXHIBIT 23(a) - INDEPENDENT AUDITORS' CONSENT

Consent of Independent Registered Public Accounting Firm

The Board of Directors
National Western Life Insurance Company

We consent to the incorporation by reference in the registration statement (No. 333-38549) on Form S-8 of National Western Life Insurance Company of our report dated March 15, 2005, with respect to the consolidated balance sheet of National Western Life Insurance Company as of December 31, 2004, and the related consolidated statements of earnings, comprehensive income, stockholders' equity, cash flows for the year then ended, and all related 2004 financial statement schedules, which report appears in the December 31, 2004, annual report on Form 10-K of National Western Life Insurance Company. Our report refers to a change in the method of accounting for two tiered annuities in 2004.

KPMG LLP
Austin, Texas
March 15, 2005